Exhibit 10.11

CONFIDENTIAL

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of March 1, 2013 (the “Effective Date”), is entered into by Spring Bank Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 113 Cedar Street, Milford, Massachusetts 01757 (the “Company”), and Douglas J. Jensen having an address of 2673 Route 8, Lake Pleasant, NY 12108 (the “Executive”).

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Period of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, from the Effective Date until terminated in accordance with the provisions of Section 4 (the “Employment Period”).

2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer and shall have all authority commensurate with such position including, but not limited to, hiring additional qualified personnel who are necessary to achieve the Company goals set forth by the Board of Directors. The Executive shall be based at the Company’s principal place of business in Milford, Massachusetts. The Executive shall be subject to the supervision of, and shall have such authority (consistent with the foregoing provisions) as is delegated to the Executive by, the Board of Directors. During the Employment Period, the Company will use its best efforts to cause the Executive to continue to serve as a member of the Board of Directors of the Company.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not interfere with the performance of the Executive’s duties under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. As of the Effective Date, the Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, salary at an annual rate of $275,000.00 ($22,916.67 per month).

Executive’s salary shall be reviewed no less frequently than annually, at the beginning of each calendar year, as determined by the Board of Directors (or its Compensation Committee) in its reasonable discretion; provided however that the Board of Directors (or its Compensation Committee) shall strive to keep the Executive’s salary competitive with the average salary paid to a Founder and President and Chief Executive Officer of similarly situated companies.

Bonus and Milestone Incentives During the Employment Period, the Executive shall be entitled to participate in the Company’s then-current bonus plan and/or program. The target bonus is 30% of base salary. The Executive shall receive the annual bonus no later than 60 days after the end of each calendar year as determined by the Board of Directors (or its Compensation Committee) in its discretion according to the then-current policies and procedures that the Company has in place for the award of such annual bonuses. Bonus payable will be determined by the Board of Directors and will be dependent on the achievement of the Corporate Goals.

3.2 Additional Compensation: (i) Participation in Annual Stock Option program. If the Company puts in place an annual stock option program the individual will be entitled to participate at a level equal to his responsibility and performance. (iv) The Executive will be entitled to participate on the same basis with all other officers and employees of the Company in the Company’s standard benefits package made generally available to all other officers and employees including 401(k), group health, disability and life insurance programs, and other fringe benefits. The Company will ensure that Executive has Directors and Officers Liability Insurance in an amount that is sufficient and customary for enterprises like those of the Company.

3.3 Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Executive shall be entitled to 20 business days paid vacation per year plus holidays recognized by the government of the Commonwealth of Massachusetts for its employees. All vacation time will be subject to the then-current policies and procedures that the Company has in place and shall be taken at such times as may be approved by the Board of Directors.

3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.5 Withholding. All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable withholding taxes.

3.6 Indemnification. The Company will indemnify the Executive to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects officers of the Company. Any amounts paid under this Section 3(h) will be paid at the times and in the manner prescribed by Treas. Reg. Section 1.409A-1(b)(10) (relating to certain indemnification and liability insurance plans).

3.7 Section 409A of the Code. Despite any contrary provision of this Agreement, all expense reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.1, “Cause” means any (a) willful failure by the Executive, which failure is not cured within fifteen calendar (15) days of written notice to the Executive from the Company, to perform his or her material responsibilities to the Company, or (b) willful misconduct by the Executive that materially affects the operations or business reputation of the Company. Any determination under this Section 4.1 will be made by a majority of the members of the Board of Directors voting on such determination, with the Executive abstaining from such vote. With respect to any such determination, the Board will act fairly and in utmost good faith and will give the Executive and his counsel an opportunity to appear and be heard at a meeting of the Board of Directors and present evidence on the Executive’s behalf. No act or omission on the Executive’s part will be considered “willful” unless done, or admitted to be done, by the Executive in bad faith or without the Executive’s reasonable belief that such act or omission was in the best interest of the Company.

4.2 Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made in the first instance by the Executive’s physician, provided that if the Executive and the Company disagree over the determination made by the Executive’s physician (or if such physician fails to make such a determination in a timely manner), the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.3 At the election of the Executive, for Good Reason (as defined below), immediately upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) any reduction in the annual salary payable to the Executive, (ii) any material diminution or other adverse change in the Executive’s authority, title, or duties without the prior consent of the Executive, (iii) a breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within fifteen calendar (15) days following written notice from the Executive to the Company notifying it of such breach, a requirement that the Executive relocate his principal place of business more than fifty (50) miles from his usual place of business, (v) the Executive’s removal from the Board of Directors (provided that such removal is not in connection with a termination of the Executive’s employment hereunder by the Company), or (vi) failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

5. Effect of Termination.

5.1 Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 4.1 or Section 4.2, the Company shall pay to the Executive the salary pursuant to Section 3.1, benefits pursuant to Section 3.5 and expenses incurred pursuant to Section 3.6 through the last day of his or her actual employment by the Company, but, for clarity, shall have no obligation to pay any bonus pursuant to Section 3.2.

(b) In the event the Executive’s employment is terminated pursuant to Section 4.3 then the Company shall continue to pay to the Executive his or her salary pursuant to Section 3.1 as in effect on the date of termination and continue to provide to the Executive benefits pursuant to Section 3.5 during the Severance Period (as defined below), and, in addition, the Executive shall be entitled to a pro rata portion of a bonus pursuant to Section 3.1, if the Board of Directors deems that the Company is eligible to make bonus payments In addition, each stock grant shall become fully vested and exercisable (if applicable) and the Company’s lapsing repurchase right, if any, shall terminate with respect to any shares of common stock acquired by you by exercise or purchase of said stock. The payment to the Executive of the amounts payable under this Section 5.1(b): (i) shall be contingent upon the execution by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the amounts payable under this Section 5.1(b)), together with an agreement not to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices, all in a form reasonably provided by the Company; and (ii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 5.1(b), subject to applicable law. For the purposes of this Section 5.1, “Severance Period” means the period beginning on the date of termination and continuing afterward for six months.

(c) In the event of a Change of Control of the Company as defined below, if within 6 months of any such Change of Control, the Company terminates employment other than for Cause, or if Executive terminates employment for Good Reason, then in lieu of any payments to or on behalf of Executive under section 5.1(b), the Company shall pay Executive within 10 days of such termination a lump sum payment equal to one year of the Executive’s salary and the amount of any bonus compensation paid to Executive during the preceding twelve months (this will be pro rata and dependent on the Board of Directors agreeing to pay out a Bonus for that year) and shall pay the full cost of Executive’s group health and dental insurance for 12 months. A “Change of Control” shall be deemed to take place if (i) any party other than the Company or any of its affiliates becomes a beneficial owner directly or indirectly of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the Board has not consented to such event prior to or within sixty days after its occurrence, provided that if the consent occurs after the event it shall only be valid for the purposes of this section 5.1(c) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event, (ii) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company, or any combination of the foregoing, and two- thirds of the Board has not consented to such event prior to or within sixty days after its occurrence, provided that if the consent occurs after the event it shall only be valid for purposes of this section 5.1(c) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; or (iii) or within twelve months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior to such offer shall cease to constitute a majority of the Board.

5.2 Section 409A of the Code. The Executive and the Company agree that the payment schedule for any payments described in Section 5 may be adjusted as necessary to avoid the application of the provisions of Code Section 409A, provided that no such adjustment shall result in either a decrease of any benefit or payment contemplated herein, nor an increase in the cost of providing such payment or benefit. To that end, this Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Code § 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1 et seq., and (iii) transitional relief under IRS Notice 2007-86, and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

5.3 Survival. The provisions of Sections 5.1(b), 5.1(c), 6, 7 and 8.5 shall survive the termination of this Agreement.

5.4 Records. Upon termination of the Executive’s employment hereunder, the Executive will return to the Company any Company property but will be permitted to retain his personal and business contacts.

6. Inventions; Non-Disclosure; Non-Competition; Non-Solicitation. Upon the execution and delivery of this Agreement, the Executive shall enter into the Company’s standard form of Invention and Non-Disclosure Agreement. For clarity, the obligations and covenants of the Executive pursuant to such Invention and Non-Disclosure Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

7. Other Agreements. The Executive represents that his or her performance of all the terms of this Agreement and the performance of his or her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non- competition agreement).

8. Miscellaneous.

8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

8.7 Waivers. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party hereto on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Jonathan Bates
Name:	Jonathan Bates
Title:	Director

EXECUTIVE

/s/ Douglas J. Jensen
Douglas J. Jensen